wpdoc2\nsar\1997\ftfa-77c.doc
NAME OF REGISTRANT:
Franklin Templeton Fund Allocator Series
File No. 811-7851

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.

FRANKLIN RESOURCES, INC.
777 Mariners Island Blvd.
PO Box 777
San Mateo  CA 94403-7777
415/312-2000



            FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

          ACTION OF SOLE SHAREHOLDER BY WRITTEN CONSENT



The undersigned, being the sole shareholder of the Franklin Templeton Conservative Target Fund, Franklin Templeton Moderate Target Fund and Franklin Templeton Growth Target Fund (the "Funds"), series of Franklin Templeton Fund Allocator Series (the "Trust"), does hereby take the following actions and does hereby consent to the following resolutions:

RESOLVED:   That  the  terms  and conditions  of  the  Investment
Advisory and Asset Allocation Agreement dated November 19, 1996, entered into between Franklin Advisers, Inc. and the Trust, be, and it hereby is, approved for the Funds.

RESOLVED: That the Distribution Plan pursuant to Rule 12b-1 (under the Investment Company Act of 1940), as agreed to and accepted by Franklin/Templeton Distributors, Inc. and the Trust, to take effect at the time the Fund's Registration Statement under the Securities Act of 1933 is declared effective by the U.S. Securities and Exchange Commission, be, and it hereby is, approved for the Funds.

By execution hereof, the undersigned shareholder waives prior notice of the foregoing action by written consent.



                                   FRANKLIN RESOURCES, INC.



Dated: December 19, 1996           By: /s/HE Burns
                                       Harmon E. Burns
                                       Executive Vice President